Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces
Fourth Quarter and Fiscal Year 2020 Financial Results

Net Investment Income of $0.39 Per Share for the Fourth Quarter
and $1.57 Per Share for the Fiscal Year
DECLARES FIRST QUARTER 2021 DISTRIBUTION OF $0.36 PER SHARE
Menlo Park, Calif., March 3, 2021 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2020, and the declaration by its Board of Directors of its first quarter 2021 distribution of $0.36 per share.

Fourth Quarter 2020 Highlights
▪Earned net investment income of $11.9 million, or $0.39 per share;
▪Recorded $4.2 million from the realization of gains from the sale of CrowdStrike, Inc. shares, the sale of Medallia, Inc. shares and the acquisition of Freshly Inc. by Nestle USA;
▪TPVG portfolio company View, Inc. announced plans to go public through a SPAC merger and subsequent to the fourth quarter, Hims, Inc. closed its SPAC merger and listed on the NYSE and GROOP Internet Platform, Inc. (d/b/a Talkspace) announced plans to go public through a SPAC merger;
▪Signed $172.3 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”), and TPVG closed $73.4 million of new debt commitments to venture growth stage companies;
▪Funded $67.4 million in debt investments to nine portfolio companies, an increase of 77% from prior quarter;
▪Achieved a 15.2% weighted average annualized portfolio yield on total debt investments for the quarter;
▪Realized an 11.4% return on average equity, based on net investment income during the quarter;
▪Increased the capacity of revolving credit facility to $325 million from $300 million, extended the revolving period to November 30, 2022 and extended the scheduled maturity date to May 31, 2024;
▪Ended the year with a 0.66x leverage ratio;
▪Declared a special dividend of $0.10 per share, paid on January 13, 2021;
▪Net asset value of $400.4 million, or $12.97 per share, at December 31, 2020; and
▪Declared a first quarter distribution of $0.36 per share, payable on March 31, 2021; bringing total declared distributions to $10.42 per share since the Company’s initial public offering, including $0.35 per share of cumulative special dividends.

Fiscal Year 2020 Highlights
▪Earned net investment income of $47.9 million, or $1.57 per share;
▪Recorded $29.7 million of gross realized gains from warrant and equity investments in CrowdStrike, Inc., Medallia, Inc., and Freshly Inc.;
▪Paid regular quarterly distributions totaling $1.44 per share;
▪Declared a special dividend of $0.10 per share;
▪Signed $490.3 million of term sheets with venture growth stage companies at TPC, and TPVG closed $276.7 million of new debt commitments to venture growth stage companies;
▪Funded $204.6 million in debt investments to 24 portfolio companies with a 13.5% weighted average annualized portfolio yield at origination;
▪Achieved a 13.8% weighted average annualized portfolio yield on total debt investments;
▪Raised $78.2 million of net proceeds from the public issuance of 5.75 million shares of common stock;
▪Raised $70.0 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2025, initially assigned a BBB rating by DBRS, Inc.; and
▪Estimated undistributed taxable earnings from net investment income and realized gains of $16.2 million, or $0.53 per share, as of December 31, 2020.

“TPVG’s strong performance in a challenging year underscores the strength of our platform, the quality and resiliency of our portfolio and the value of our warrant and equity investments,” said Jim Labe, chairman and chief executive officer of TPVG. “We are pleased to have generated NII in excess of our distributions for the fourth year in a row and, based on last year’s substantial capital gains, paid our third special distribution since going public while still maintaining substantial spillover income.”

“We have entered 2021 well positioned to capitalize on the robust venture capital market and strong demand for our debt financing from venture growth stage companies,” said Sajal Srivastava, president and chief investment officer of the Company. “We expect to utilize our strong liquidity position to grow our portfolio in a highly disciplined fashion while delivering attractive returns to our stakeholders.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended December 31, 2020, the Company entered into $73.4 million of new debt commitments with six portfolio companies, funded debt investments totaling $67.4 million to nine portfolio companies, acquired warrants valued at $2.0 million in 11 portfolio companies and made equity investments of $0.5 million in three portfolio companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 14.3% at origination. During the quarter, the Company had $63.0 million of principal prepayments and $10.8 million of scheduled principal amortization. The weighted average annualized portfolio yield on total debt investments for the fourth quarter was 15.2%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.

As of December 31, 2020, the Company held debt investments with 33 portfolio companies, warrants in 64 portfolio companies and equity investments in 24 portfolio companies. The total cost and fair value of these investments were $662.4 million and $633.8 million, respectively.

Total portfolio investment activity for the three months and years ended December 31, 2020 and 2019 was as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Beginning portfolio at fair value	$646,813	$526,001	$653,129	$433,417
New debt investments, net(a)	65,602	165,816	200,068	407,582
Scheduled principal amortization	(10,837)	(6,969)	(48,262)	(37,490)
Principal prepayments and early repayments	(62,959)	(31,015)	(155,116)	(164,118)
Accretion of debt investment fees	2,661	2,002	14,795	9,502
Payment-in-kind coupon	2,252	850	8,139	2,477
New warrant investments	1,969	3,118	3,757	6,585
New equity investments	483	180	2,315	3,342
Proceeds from dispositions of investments	(5,026)	(1,392)	(32,926)	(1,673)
Net realized gains (losses) on investments	3,928	1,226	8,978	(621)
Net unrealized gains (losses) on investments	(11,107)	(6,688)	(21,098)	(5,874)
Ending portfolio at fair value	$633,779	$653,129	$633,779	$653,129
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(a)Debt balance is net of fees and discounts applied to the loan at origination.

SIGNED TERM SHEETS

During the three months ended December 31, 2020, TPC entered into $172.3 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS

As of December 31, 2020, the Company’s unfunded commitments totaled $132.3 million, of which $17.5 million is dependent upon portfolio companies reaching certain milestones. Of the $132.3 million of unfunded commitments, $122.3 million will expire during 2021 and $10.0 million will expire in or after 2022 if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS

Total investment and other income was $23.4 million for the fourth quarter of 2020, representing a weighted average annualized portfolio yield of 15.2% on total debt investments, as compared to $21.3 million and 15.3% for the fourth quarter of 2019. The increase in total investment and other income was primarily due to higher weighted average principal outstanding on our income-bearing debt investments and greater prepayment activity, partially offset by a decrease in the U.S. Prime Rate. For the year ended December 31, 2020, the Company’s total investment and other income was $91.2 million, as compared to $73.4 million for the year ended December 31, 2019, representing a weighted average annualized portfolio yield on total debt investments of 13.8% and 15.0%, respectively.

Operating expenses for the fourth quarter of 2020 were $11.5 million as compared to $10.2 million for the fourth quarter of 2019. Operating expenses for the fourth quarter of 2020 consisted of $3.5 million of interest expense and amortization of fees, $3.1 million of base management fees, $2.8 million of income incentive fees, $0.4 million of administration agreement expenses and $1.7 million of general and administrative expenses. Operating expenses for the fourth quarter of 2019 consisted of $4.0 million of interest expense and amortization of fees, $2.5 million of base management fees, $1.4 million of income incentive fees, $0.5 million of administration agreement expenses and $1.8 million of general and administrative expenses. The Company’s total operating expenses were $43.3 million and $35.1 million for the years ended December 31, 2020 and 2019, respectively.

For the fourth quarter of 2020, the Company recorded net investment income of $11.9 million, or $0.39 per share, as compared to $11.1 million, or $0.45 per share, for the fourth quarter of 2019. The increase in net investment income between periods was driven primarily by higher weighted average principal outstanding on our income-bearing debt investments and greater prepayment activity. Net investment income for the year ended December 31, 2020 was $47.9 million, or $1.57 per share, compared to $38.3 million, or $1.54 per share, for the year ended December 31, 2019.

During the fourth quarter of 2020, the Company recorded $4.0 million, or $0.13 per share, of net realized gains on investments, primarily consisting of $4.2 million from the realization of gains from the sale of CrowdStrike, Inc. shares, the sale of Medallia, Inc. shares and the acquisition of Freshly Inc. by Nestle USA, offset by $0.2 million of other net realized losses. During the fourth quarter of 2019, the Company recorded net realized gains on investments of $1.2 million, or $0.05 per share.

Net unrealized losses on investments for the fourth quarter of 2020 were $11.1 million, or $0.36 per share, resulting from the reversal and recognition of $2.8 million of previously recorded unrealized gains associated with the shares of CrowdStrike, Inc., Medallia, Inc. and Freshly Inc. that were sold during the quarter, and $8.3 million of net unrealized losses on our investment portfolio resulting primarily from fair value adjustments. Net unrealized losses on investments for the fourth quarter of 2019 were $6.7 million, or $0.27 per share, resulting primarily from market-price related changes in two publicly-traded equity and warrant investments, the reversal and recognition of previously recorded net unrealized gains into income or realized gains, and credit-related adjustments affecting fair value estimates on the portfolio. The Company’s net realized and unrealized losses were $12.5 million for the year ended December 31, 2020, compared to net realized and unrealized losses of $6.5 million for the year ended December 31, 2019.

The Company’s net increase in net assets resulting from operations for the fourth quarter of 2020 was $4.8 million, or $0.15 per share, as compared to a net increase in net assets resulting from operations of $5.6 million, or $0.23 per share, for the fourth quarter of 2019. For the year ended December 31, 2020, the Company’s net increase in net assets resulting from operations was $35.3 million, or $1.16 per share, as compared to $31.8 million, or $1.28 per share, for the year ended December 31, 2019.

CREDIT QUALITY

The Company maintains a credit watch list with portfolio companies placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another risk category.

As of December 31, 2020, the weighted average investment ranking of the Company’s debt investment portfolio was 2.13, as compared to 2.08 as of the end of the prior quarter. During the quarter ended December 31, 2020, portfolio company credit category changes, excluding fundings and repayments, consisted of the following: one portfolio company with a principal balance of $25.0 million was upgraded from White (2) to Clear (1); one portfolio company with a principal balance of $21.4 million was upgraded from Yellow (3) to White (2); one portfolio company with a principal balance of $10.0 million was removed from Yellow (3) as a result of prepayment in full; one portfolio company with a principal balance of $25.0 million was downgraded from White (2) to Yellow (3); and one portfolio company with a principal balance of $29.5 million was downgraded from Yellow (3) to Red (5). Additional information regarding the Company’s credit rating methodology is detailed in its Annual Report on Form 10-K for the year ended December 31, 2020.

The following table shows the credit rankings for the Company’s debt investments at fair value as of December 31, 2020 and December 31, 2019:

	December 31, 2020			December 31, 2019
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$74,276	12.7%	5	$121,866	20.2%	8
White (2)	413,193	70.8	24	425,016	70.3	23
Yellow (3)	59,489	10.2	2	31,103	5.1	3
Orange (4)	21,377	3.7	1	22,956	3.8	1
Red (5)	15,000	2.6	1	3,577	0.6	3
	$583,335	100.0%	33	$604,518	100.0%	38

NET ASSET VALUE

As of December 31, 2020, the Company’s net assets were $400.4 million, or $12.97 per share, as compared to $332.5 million, or $13.34 per share, as of December 31, 2019. The Company’s net assets at December 31, 2020 included the impact of the Company’s special dividend of $0.10 per share declared during the fourth quarter of 2020.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2020, the Company had total liquidity of $251.7 million, consisting of cash and restricted cash of $44.7 million and available capacity under its revolving credit facility (“Credit Facility”) of $207.0 million (which excludes an additional $75.0 million available under the credit facility’s accordion feature as of December 31, 2020), subject to existing advance rates, terms and covenants.

DISTRIBUTION

On February 24, 2021, the Company’s board of directors declared a quarterly distribution of $0.36 per share for the first quarter of 2021, payable on March 31, 2021 to stockholders of record as of March 15, 2021.

SUBSEQUENT EVENTS

Since January 1, 2021 and through March 2, 2021:
▪TPC’s direct originations platform entered into $58.1 million of additional non-binding signed term sheets with venture growth stage companies;
▪TPVG closed $48.4 million of additional debt commitments;
▪TPVG funded $42.9 million in new investments;
▪Received $17.4 million of principal prepayments generating approximately $0.5 million of accelerated income;
▪On January 11, 2021, TPVG sold its investments in portfolio company Knotel, Inc. (“Knotel”) to a third party for gross proceeds of approximately $15.0 million plus potential equity in its post-bankruptcy entity. On January 31, 2021, Knotel filed for Chapter 11 bankruptcy protection. The fair value of the Company’s investments in Knotel as of December 31, 2020 was $15.0 million, reflecting cash proceeds received in January 2021;
▪Amended the Credit Facility to increase the capacity to $350 million from $325 million; and
▪Raised $200.0 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2026. TPVG intends to use the net proceeds from the offering to redeem all of its outstanding 5.75% fixed-rate notes due 2022 and to use the remaining proceeds to repay a portion of the outstanding borrowings under the Credit Facility, to fund investments in accordance with its investment objectives and for other general corporate purposes.

CONFERENCE CALL

The Company will host a conference call at 5:00 p.m. Eastern Time, today, March 3, 2021, to discuss its financial results for the quarter and fiscal year ended December 31, 2020. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through April 3, 2021, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10151700. The conference call will also be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

TriplePoint Venture Growth BDC Corp. is an externally-managed business development company focused on providing customized debt financing with warrants and direct equity investments to venture growth stage companies in technology and other high growth industries backed by a select group of venture capital firms. The Company’s sponsor, TriplePoint Capital, is a Sand Hill Road-based global investment platform which provides customized debt financing, leasing, direct equity investments and other complementary solutions to venture capital-backed companies in technology and other high growth industries at every stage of their development with unparalleled levels of creativity, flexibility and service. For more information about TriplePoint Venture Growth BDC Corp., visit https://www.tpvg.com. For more information about the TriplePoint Capital, visit https://www.triplepointcapital.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual events, performance, condition or results, including the use of proceeds from the offering of the Company’s 4.50% institutional notes due 2026, may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies’ results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	December 31, 2020	December 31, 2019
Assets
Investments at fair value (amortized cost of $662,423 and $660,675, respectively)	$633,779	$653,129
Cash and cash equivalents	38,219	20,285
Restricted cash	6,458	6,156
Deferred credit facility costs	3,152	1,603
Prepaid expenses and other assets	1,901	2,975
Total assets	$683,509	$684,148

Liabilities
Revolving credit facility	$118,000	$262,300
2022 Notes, net	73,964	73,454
2025 Notes, net	69,148	—
Other accrued expenses and liabilities	21,962	15,888
Total liabilities	$283,074	$351,642

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value	309	249
Paid-in capital in excess of par value	412,514	333,052
Total distributable earnings (loss)	(12,388)	(795)
Total net assets	$400,435	$332,506
Total liabilities and net assets	$683,509	$684,148

Shares of common stock outstanding (par value $0.01 per share and 450,000 authorized)	30,871	24,923
Net asset value per share	$12.97	$13.34

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Investment income
Interest income from investments	$22,811	$20,047	$88,572	$70,524
Other income	611	1,218	2,612	2,863
Total investment and other income	$23,422	$21,265	$91,184	$73,387

Operating expenses
Base management fee	$3,067	$2,462	$12,424	$8,569
Income incentive fee	2,782	1,363	8,717	8,117
Interest expense and amortization of fees	3,511	3,990	15,494	12,405
Administration agreement expenses	450	548	2,121	1,786
General and administrative expenses	1,736	1,800	4,574	4,257
Total operating expenses	$11,546	$10,163	$43,330	$35,134

Net investment income	$11,876	$11,102	$47,854	$38,253

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	$3,990	$1,226	$8,550	$(621)
Net change in unrealized gains (losses) on investments	(11,107)	(6,688)	(21,097)	(5,874)
Net realized and unrealized gains (losses)	$(7,117)	$(5,462)	$(12,547)	$(6,495)

Net increase in net assets resulting from operations	$4,759	$5,640	$35,307	$31,758

Basic and diluted net investment income per share	$0.39	$0.45	$1.57	$1.54
Basic and diluted net increase in net assets per share	$0.15	$0.23	$1.16	$1.28
Basic and diluted weighted average shares of common stock outstanding	30,836	24,900	30,566	24,844

Basic and diluted regular distributions declared per share	$0.36	$0.36	$1.44	$1.44
Basic and diluted special distributions declared per share	0.10	—	0.10	—
Total basic and diluted distributions declared per share	$0.46	$0.36	$1.54	$1.44

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Weighted average portfolio yield on total debt investments(2)	15.2%	15.3%	13.8%	15.0%
Coupon income	9.4%	9.8%	9.8%	10.1%
Accretion of discount	1.1%	1.6%	1.0%	1.1%
Accretion of end-of-term payments	1.7%	1.6%	1.7%	1.9%
Impact of prepayments during the period	3.0%	2.3%	1.3%	1.9%

U.S. Prime Rate at end of period(3)	3.25%	4.75%	3.25%	4.75%
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(1)Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period.
(2)The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.
(3)Included as a reference point for coupon income and weighted average portfolio yield.